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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT


  EMPLOYMENT AGREEMENT dated April 9, 1998 between Renaissance Media LLC, a Delaware limited liability company (the "Company"), and Darlene Fedun ("Executive").

  WHEREAS the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

  WHEREAS Executive desires to accept such employment and enter into such an Agreement;

  NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

  1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated.

  "Asset Purchase Agreement" means the Asset Purchase Agreement dated November 14, 1997 between Holdings and TWI Cable Inc., as amended or modified from time to time.

  "Benchmarks" shall be deemed satisfied as of any given date if on such date the cumulative EBITDA of the Renaissance Group for the period commencing on the date hereof and ending at the end of the fiscal month most recently completed prior to such date is at least 95% of the cumulative EBITDA reflected in the Business Plan (it being understood that the cumulative EBITDA reflected in the Business Plan shall be pro rated for the portion of any fiscal year elapsed as of a given measurement date). The Benchmarks will be adjusted appropriately to the extent that the strategic plan of the Renaissance Group materially changes from the strategic plan in effect on the date hereof.

  "Board" means the Board of Representatives of the Company.

  "Business Plan" means the Renaissance Group's business plan attached hereto, as such business plan may be amended, supplemented or updated by the Renaissance Group from time to time (including without limitation any such amendment, supplement or update to reflect an acquisition of a Designated Cable System described in the definition of "Renaissance Group" below).
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  "Cause" means (i) Executive's willful and continued failure substantially to perform her duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by Executive for Good Reason) which failure (if susceptible to cure) is not cured after reasonable notice, (ii) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance against the Company, (iii) Executive's conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business or (iv) breach by Executive of the restrictive covenants contained in Sections 9 and 10 of this Agreement.

  "Designated Cable System" means any cable television system located in the United States or any business or person whose assets consist (either directly or through its subsidiaries) of any such cable television system.

  "Designated Executives" means Fred Schulte, Michael J. Egan, Darlene Fedun, Mark Halpin, David L. Testa and Rodney Cornelius, collectively, and "Designated Executive" shall mean any of the foregoing.

  "Disability" means either (i) disability as defined for purposes of the Company's disability benefit plan or (ii) Executive's inability, as result of physical or mental incapacity, to perform the duties of the position specified in Section 3 hereof for a period of six (6) consecutive months or for an aggregate of six months (6) in any twelve (12) consecutive month period.

  "EBITDA" means, for any period, the net income of the Renaissance Group for such period, adjusted to exclude the effect of any extraordinary or other non-recurring gain or loss for such period plus, to the extent deducted in determining the net income of the Renaissance Group for such period, (i) the aggregate amount of interest expense for such period, (ii) the aggregate amount of income tax for such period and (iii) the aggregate amount of depreciation, amortization (including amortization of goodwill and other intangibles) and other similar non-cash charges for such period.

  "Exclusivity Agreement" means the Exclusivity Agreement dated as of the date hereof among the MSCP Funds and the Designated Executives, as amended or modified from time to time.

  "Good Reason" means:

       (i) Removal from, or failure to be reappointed or reelected to, the position specified in Section 3 hereof (other than as a result of a promotion); provided that mere change of title shall not constitute

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     removal from or non-reappointment to such position as long as the new title is substantially equivalent and the position is otherwise not adversely affected.

        (ii) Material diminution in Executive's title, position, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the position specified in Section 3 hereof.

        (iii) Termination by the Company, other than for Cause, of any other Designated Executive of the Company (provided that this clause (iii) shall not constitute an event of Good Reason if either (x) at any time following the second anniversary of the date hereof, the Company has failed to achieve the Benchmarks at the time of such termination or (y) the Chief Executive Officer of the Company approves the termination of such other Designated Executive).

        (iv) Reduction in Base Salary (as defined in Section 4 hereof) or bonus opportunity.

  "Holdings" means Renaissance Media Holdings LLC.

  "Holdings LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Holdings dated as of the date hereof by and among Holdings, the MSCP Funds, TWI Cable Inc., Executive and the other investors signatory thereto, as contemplated to be further amended and restated effective as of April 17, 1998 as the Second Amended Restated Limited Liability Company Agreement of Holdings by and among Holdings, MSCP Carry LLC, TWI Cable Carry LLC, Executive and the other investors signatory thereto, and as further amended or modified from time to time.

  "MSCP Carry LLC Agreement" means the Limited Liability Company Agreement of MSCP Carry LLC dated as of the date hereof by and among the MSCP Funds, the individuals named therein and MSCP Carry LLC, as amended or modified from time to time.

  "MSCP Funds" means Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P.

  "Renaissance Group" means the Company and any Designated Cable System acquired by the MSCP Funds and the Designated Executives through an entity other than the Company or any of its subsidiaries.

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  "Severance Period" means any period of continued salary payments by the
Company to Executive following the Date of Termination (as defined in Section 8(a) hereof).

  "Systems" shall have the meaning set forth in the Asset Purchase Agreement.

  "TWI Carry LLC Agreement" means the Limited Liability Company Agreement of TWI Cable Carry LLC dated as of the date hereof by and among TWI Cable Inc., the individuals named therein and TWI Cable Carry LLC, as amended or modified from time to time.

  2. Term of Employment. (a) Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the date hereof and ending on the fifth anniversary thereof or any extension thereof (such term of employment as it may be extended, the "Employment Term").

  (b) Executive will agree, upon the request of the Company, to extend the term of employment hereunder for up to eighteen (18) months on the terms set forth herein during the period between the signing of definitive documentation relating to and closing of, and during any transition period related to, a sale of all or substantially all of the assets of (or equity interests in) the Company that is in process on last day of the Employment Term (the "Termination Date").

  (c) Other than pursuant to Section 2(b) hereof, in which case no notice shall be required, the Company will notify Executive no later than one year prior to the Termination Date as to whether the Company desires to renew or extend the term of Executive's employment.

  3. Position. (a) Executive shall serve as an Executive Vice President of the Company. In such position, Executive shall have the duties set forth in Appendix A and such additional duties and authority commensurate with such position as shall be determined from time to time by the Board consistent with the Company's objective as set forth in Section 2.03(b) of the Holdings LLC Agreement.

  (b) During the Employment Term, Executive will devote substantially all of her business time and skill and knowledge to the performance of her duties hereunder, consistent with the Company's business plan and its strategic objectives, and subject to Section 3(c) hereof, will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly; provided

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that Executive may participate in civic, charitable and other outside activities permitted with the consent of the Board, which consent shall not be unreasonably withheld.

  (c) The Company acknowledges that, subject to the restrictions set forth in the Exclusivity Agreement, prior to the date of termination of employment with the Company, Executive may seek to manage or invest in cable television systems not owned by the Company. Executive may engage in such other transactions, subject always to a minimum commitment to the Company consistent with reasonable commercial efforts to perform the duties hereunder.

  4. Base Salary. During the term of Executive's employment hereunder, the Company shall pay Executive an annual base salary (the "Base Salary") at the initial annual rate of $175,000, payable in regular installments in accordance with the Company's usual payment practices but no less frequently than monthly during the Employment Term. Executive's Base Salary shall be reviewed at least annually for increase in the reasonable discretion of the Board. Notwithstanding the foregoing, at all times during the Employment Term, Executive's Base Salary shall be the same as each of the other Executive Vice Presidents of the Company.

  5. Bonus. Executive shall participate in the Renaissance Media LLC Annual Executive Bonus Plan attached as Exhibit A hereto (as such plan may be amended from time to time after the date hereof), and pursuant to such plan, will be eligible to receive a bonus on an annual basis (the "Bonus") for services rendered during each fiscal year within the Employment Term.

  6. Employee Benefits. Executive shall participate in all employee benefits plans of the Company on the same basis as those benefits are generally made available from time to time to senior executives of the Company on a basis commensurate with Executive's position.

  7. Business Expenses and Perquisites. Travel and other business expenses reasonably incurred by Executive in the performance of her duties hereunder shall be reimbursed by the Company in accordance with Company policies.

  8.  Termination.

  (a) For Cause by the Company. Executive's employment hereunder may be terminated by the Company for Cause in accordance with the provisions of this
Section 8(a). If Executive is terminated for Cause, (i) Executive shall be entitled to receive (A) Base Salary through the date of termination of Executive's employment ("Date of Termination") and (B) any prior year Bonus earned but

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not paid, and (ii) the Company and its affiliates will have no further obligations with respect to Executive hereunder, it being understood, however, that nothing contained in this Agreement shall in any manner affect the obligations of Holdings to Executive under the Holdings LLC Agreement or the rights of Executive under the MSCP Carry LLC Agreement or the TWI Carry LLC Agreement.

  (b) Disability or Death. Executive's employment hereunder shall terminate upon her death, and the Company shall have the right to terminate Executive's employment if Executive incurs a Disability.

  Upon termination of Executive's employment hereunder by reason of either Disability or death, (i) Executive or her estate (as the case may be) shall be entitled to receive (A) Base Salary through the Date of Termination, (B) any prior year Bonus earned but not paid and (C) pro rata Bonus for the year in which the termination occurs (to be determined in the same manner and paid at the same time as bonuses for other senior executives), and (ii) the Company and its affiliates will have no further obligations with respect to Executive hereunder, it being understood, however, that nothing contained in this Agreement shall in any manner affect the obligations of Holdings to Executive under the Holdings LLC Agreement or the rights of Executive under the MSCP Carry LLC Agreement or the TWI Carry LLC Agreement.

  (c) Without Cause by the Company; by Executive for Good Reason. If Executive's employment is terminated, (x) by the Company without Cause (other than by reason of Disability or death) or (y) by Executive for Good Reason (as defined below), Executive shall be entitled to the following benefits:

       (i) The Company shall pay Executive (A) accrued unpaid Base Salary through the Date of Termination, (B) any prior year Bonus earned but not paid and (C) pro rata Bonus for the year in which the termination occurs (to be determined in the same manner and paid at the same time as bonuses for other senior executives).

       (ii) Executive shall continue to receive as severance ("Severance") for the remainder of the Employment Term (A) Base Salary at Executive's salary rate as of the Date of Termination, (B) Bonus in the same amount as paid for the year prior to the year in which the termination occurs and (C) welfare benefit continuation subject to mitigation if Executive is subsequently employed by another employer. Base Salary and Bonus will be payable in continued equal payments at least monthly for the remainder of the Employment Term. Notwithstanding the foregoing, other than for a termination by Executive on the grounds set forth in the definition of "Good

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     Reason", in lieu of the Severance described in the two preceding sentences, if either (i) at any time following the second anniversary of the date of this Agreement, the Company has failed to achieve the Benchmarks as of the Date of Termination or (ii) a majority of the Designated Executives who are employed by the Company at the Date of Termination approves the termination, Executive shall continue to receive Base Salary, Bonus and welfare benefit continuation on the same terms as described in the two preceding sentences for the lesser of (A) the remainder of the Employment Term and (B) two years following the Date of Termination.

             (iii) Other than the benefits set forth in paragraphs (i) and (ii) of this Section 8(c), the Company and its affiliates will have no further obligations hereunder with respect to Executive following the Date of Termination, it being understood, however, that nothing contained in this Agreement shall in any manner affect the obligations of Holdings to Executive under the Holdings LLC Agreement or the rights of Executive under the MSCP Carry LLC Agreement or the TWI Carry LLC Agreement.

         (d) Termination by Executive other than with Good Reason. If Executive terminates her employment with the Company other than with Good Reason, Executive shall be entitled to the same payments she would have received if her employment had been terminated by the Company for Cause.

         (e) Notice of Termination. Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         9. Non-Competition. (a) Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates and accordingly agrees that, in consideration of this Agreement, the rights hereunder, and any payments hereunder, from the date hereof until the earlier of
(i) the last day of the Employment Term, (ii) the last day of any Severance Period and (iii) two years following Executive's Date of Termination (the "Non-Compete Term"), Executive will not, subject to Section 3(c) hereof, directly or indirectly engage in the operation of any cable television system or any other line of business in place at the Systems as of the Date of Termination within one hundred miles of any geographic area where the Company or its affiliates operate a cable system as of the Date of Termination during the Non-Compete Term, whether such engagement is as an officer, director, proprietor, employee, partner, investor

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(other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant; provided, however, that, during the Non-Compete Term, Executive will not be prohibited from engaging in any activity in which Executive may engage while employed by the Company pursuant to the terms of the Exclusivity Agreement.

  Notwithstanding any provision of this Agreement to the contrary, from and after any breach by Executive of the provisions of this Section 9(a), the Company shall cease to have any obligations to make payments to Executive under this Agreement, it being understood, however, that nothing contained in this Agreement shall in any manner affect the obligations of Holdings to Executive under the Holdings LLC Agreement or the rights of Executive under the MSCP Carry LLC Agreement and the TWI Carry LLC Agreement.

  (b) For a period of two years following the Date of Termination, Executive will not directly or indirectly induce any employee or client of the Company or any of its affiliates to engage in any activity in which Executive is prohibited from engaging by Section 9(a) hereof or to terminate her client or employment relationship, as applicable, with the Company or any of its affiliates, and will not directly or indirectly solicit the performance of services for any person who is a customer or client or former customer or client of the Company or any of its affiliates unless such person shall have ceased to have been a customer or client of the Company or any of its affiliates for a period of at least six
(6) months.

  (c) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

  10. Confidentiality. Executive will not at any time (whether during or after her employment with the Company) disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or

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enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to the Company. The preceding sentence of this Section 10 shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of her employment with the Company for any reason, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that she may retain personal notes, notebooks and diaries. Executive further agrees that she will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

     11. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 9 and 10 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     12. Continuation of Employment. Unless the parties otherwise agree in writing or the Agreement is extended pursuant to Section 2 hereof, continuation of Executive's employment with the Company after the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive's employment may thereafter be terminated at will by Executive or the Company.

     13. Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

     (b) Entire Agreement/Amendments. This Agreement, the Holdings LLC Agreement and the Exclusivity Agreement contain the entire understanding of the

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parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

  (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

  (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

  (e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive.

  (f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, including successors to all or substantially all of the business and/or assets of the Company, heirs, distributees, devisees and legatees.

  (g) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

  (h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

  (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                               DARLENE FEDUN

                               /s/ Darlene Fedun
                               -------------------------------------------------

                               Address:     One Cablevision Center
                                            Suite 100
                                            Ferndale, NY 12734


                               RENAISSANCE MEDIA LLC

                               By: /s/ Fred Schulte
                                  ----------------------------------------------

                                  Title:    Chief Executive Officer

                                  Address:  One Cablevision Center
                                            Suite 100
                                            Ferndale, NY 12734
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                                                                      Appendix A


                    Duties and Responsibilities of Executive


  .    Executive Vice President

  . Directing all phases of sales and marketing, including all direct mail development, telemarketing, direct sales, pricing, packaging, and retention activities for the Company

  . Management of customer service, billing and sales functions for all system operating units

  . Participation in strategic management of the Company including pursuit of acquisitions

  . Budget management, operations management, marketing and service management